Exhibit 99.1

NEWS RELEASE December 8, 2021

Contacts: Dan Schlanger, CFO
Ben Lowe, SVP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

Crown Castle Releases 2020 ESG Report

December 8, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle" or "Company") announced today the release of its 2020 Environmental, Social & Governance (ESG) Report. This year's report highlights Crown Castle's commitment to sustainability and corporate responsibility, with information and progress on the Company's carbon neutral goal announced earlier this quarter, an expanded workforce diversity disclosure, a new diverse supplier spending goal, and details on the strength and diversity of the Company's Board of Directors.

"The focus of our ESG journey is to build on our inherently sustainable business model, as we have done this year by establishing carbon neutral and supplier diversity spending goals and by continuing to foster an inclusive culture, where a more diverse workforce, comprised of unique perspectives, can thrive," stated Jay Brown, Crown Castle's Chief Executive Officer. "Since the recent announcement of our goal to be carbon neutral by 2025 in Scope 1 and 2 emissions, we have contracted to source more than 60% of our anticipated 2022 electricity consumption with renewable energy, putting us well on our way to reaching our goal."

Additionally, the 2020 ESG Report expands upon the prior two Corporate Sustainability Reports by adding EEO-1 data and a Task Force on Climate-Related Disclosures (TCFD) index, while continuing to provide Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) disclosures.

To view the report, visit https://www.crowncastle.com/investors/corporate-sustainability.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, commitments, projections, estimates and expectations regarding (1) our carbon neutral goal and plans related thereto, (2) our anticipated future electricity consumption, (3) our diverse supplier spending goal, (4) our workforce culture and the benefits stemming therefrom, (5) the focus of our ESG journey and (6) our business model and benefits stemming therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."